EXHIBIT 99.(b)

Florida Progress Corporation
Investor News

Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442

[CORPORATE LOGO OMITTED]

Florida Public Service Commission Approves
  Pasco Cogen, Ltd. Settlement Agreement

ST. PETERSBURG, Florida, April 3, 1997 - On April 1, 1997, the Florida Public Service Commission (FPSC) voted 3-2 to approve the negotiated settlement agreement between Florida Power Corporation and Pasco Cogen, Ltd. (Pasco Cogen).

During the hearing several commissioners, including one of the commissioners who dissented, recognized and applauded the initiative Florida Power has taken to address the issue of high-cost cogeneration contracts.

Florida Power has been seeking ways to mitigate the impact of escalating payments from cogeneration contracts. One strategy the company is pursuing is to buy down certain contracts to reduce the impact of escalating payments.

In March 1991, Florida Power and Pasco Cogen entered into a 20-year contract for purchase power. Committed capacity under the contract is 109 megawatts. In October 1996 Florida Power and Pasco Cogen entered into a settlement agreement, subject to approval by the FPSC, that resolved a dispute over a pricing provision in the original contract. The negotiated settlement agreement also contained a provision for Florida Power to buy-out of the last four years and seven months of the contract.

The negotiated settlement agreement is expected to result in long-term savings of $183 million due to the buy-out of the last four years and seven months of the contract. Other benefits of the settlement include a curtailment of energy during off-peak hours from 109 megawatts to 96 megawatts and a revised energy pricing mechanism.

                       OTHER COGENERATION CONTRACTS

Florida Power has two other cogeneration contracts that are before the FPSC that involve buy-out proposals similar to those in the Pasco settlement. In addition, Florida Power has agreed, subject to FPSC approval, to acquire the 220-megawatt Tiger Bay cogeneration facility near Ft. Meade, Florida. Tiger Bay is Florida Power's largest cogeneration power supplier, representing more than 20 percent of the 1,050 megawatts of total capacity it receives from 16 cogenerators. The FPSC has scheduled hearings on Tiger Bay for April 17 and 18. The FPSC is expected to vote on whether to approve Florida Power's purchase of the Tiger Bay facility at its June 10 Agenda Conference.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.3 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.

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